EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, 333-99251, 333-116062, 333-167256, 333-182999 and 333-190826 on Form S-8 and Registration Statement No. 333-182759 on Form S-3 of StanCorp Financial Group, Inc., of our report dated June 19, 2015, with respect to the statement of net assets available for benefits of The Standard 401(k) Plan as of December 31, 2014, the related statement of changes in net assets available for benefits for the year then ended and the related supplemental schedule as of December 31, 2014, appearing in this Annual Report (Form 11-K) of The Standard 401(k) Plan.

/s/ MOSS ADAMS LLP

Portland, Oregon
June 19, 2015